Exhibit 10.1

EXECUTIVE TRANSITION AGREEMENT

This Executive Transition Agreement (“Agreement”) is made and entered into by and between H. Clark Hickock (“Executive”) and REMEC, Inc. (“REMEC” or the “Company”), together referred to as “the parties,” based on the following facts:

RECITALS

A.	REMEC is a California corporation with its principal place of business in Del Mar, California.

B.	Executive has been employed, among other positions, as Executive Vice President, Global Operations of REMEC.

C.	Executive has resigned his employment with REMEC effective 5:00 p.m. (PDT) June 21, 2004, and REMEC desires to facilitate Executive’s employment transition, recognizing his many contributions to the Company.

D.	It is the intent of the parties in entering this Agreement to set forth all agreements between the parties and to settle and resolve any and all claims of Executive that exist or may exist as a result of Executive’s employment, or the termination of his employment.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, the parties hereby agree as follows:

1. Termination of Employment. Executive has submitted his resignation and REMEC has accepted his resignation. As a result of Executive’s resignation, Executive has been relieved of all duties at REMEC and his employment with REMEC terminated effective 5:00 p.m. (PDT) June 21, 2004 (“Termination Date”).

2. Transition Payment to Executive. REMEC will pay to Executive the gross sum of One Hundred Twenty-Four Thousand Eight Hundred ($124,800.00), in consideration for the promises and covenants contained in this Agreement. This transition payment, which is equivalent to six (6) months of Executive’s salary, is in addition to the other wages and benefits set forth in Section 3.1 to which Executive is entitled upon his termination of employment. This severance payment will be made in six (6) equal monthly installments (less all applicable withholdings), with the first payment to be made within three (3) days of the Effective Date of this Agreement as defined in Paragraph 9(c) below, and the remaining installments to be paid monthly thereafter for five (5) months, unless the Executive elects to receive the amount in one lump sum payment or the parties mutually agree to another payment schedule.

3. Wages and Benefits.

3.1 Accrued Wages and Vacation; Expenses. Promptly and within the period of time mandated by law, REMEC shall pay the Executive (i) any unpaid base salary due for periods through the Termination Date; (ii) all of the Executive’s accrued and unused vacation pay through the Termination Date; and (iii) following submission of proper expense reports by the Executive, reimbursement for all expenses reasonably and necessarily incurred by the Executive in connection with the business of REMEC prior to the Termination Date.

3.2 Life Insurance, Medical Benefits and COBRA. REMEC will pay Executive’s premiums under COBRA coverage to continue Executive’s current life insurance, medical, dental and long term disability coverage for Executive and any eligible and enrolled dependents for six (6) months after the Termination Date, or until Executive obtains comparable coverage through new employment, whichever occurs first. Any further coverage beyond that period will be solely the responsibility of Executive. Nothing herein is intended to affect Executive’s rights under COBRA, as such rights may exist at the termination of his employment.

3.3 Electronic Equipment. Executive may retain for his personal use the cellular telephone handset and laptop computer provided for his use by the Company. Executive shall be responsible for all monthly fees and usage charges for cellular telephone service after the Termination Date.

3.4 No Other Payments or Benefits. Executive expressly acknowledges that the payments and benefits set forth in Sections 2, 3.2 and 3.3 above include payments and benefits to which he is not otherwise entitled, and that Executive is not entitled, pursuant to prior contracts, agreements or otherwise, to any other payment, benefit or consideration in connection with the termination of his employment with REMEC beyond that set forth in this Agreement.

4. Release of Claims.

4.1 Release by Executive. Except for the obligations of REMEC incurred pursuant to this Agreement, Executive, for himself and for his heirs, assigns, executors, successors and each of them, hereby releases and forever discharges REMEC, and its subsidiaries, divisions, affiliates, partners, officers, employees (past or present), agents, attorneys, representatives, heirs, assigns, executors, administrators and successors, or any of them (collectively “Releasees”), from any and all claims, demands, actions and causes of action, in law or in equity, suits, liability, demands, losses, costs or expenses known or unknown, suspected or unsuspected, that Executive now has or may have against the Releasees, or any of them, arising out of, or in any way connected with the occurrences, affairs, and transactions between them. This release is intended to have the broadest possible application and includes, but is not limited to, any internal grievance of any kind, as well as any claim for severance pay, unpaid salary, bonuses, or other benefits, breach of contract, wrongful termination, defamation, infliction of emotional distress, fraud, conspiracy, or sexual or other harassment or employment discrimination arising under federal, state or local law, including but not limited to the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, and the Age Discrimination in Employment Act of 1967, as amended.

4.2 Release by REMEC. Except for the obligations of Executive incurred pursuant to this Agreement and as provided for in Section 6 below, REMEC forever and unconditionally waives and releases any and all claims, demands, damages, actions and causes of action of every kind and nature, known and unknown, existing or claimed to exist, which it has or might have against Executive, including but not limited to any and all claims arising out of or in any way related to Executive’s employment or his role as an officer of the Company.

5. Section 1542 Waiver. The parties acknowledge that they are aware of the provisions of section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor.”

The parties hereby waive and relinquish all rights and benefits which they may have under section 1542 of the California Civil Code, or the law of any other state or jurisdiction, or common law principle, to the same or similar effect.

6. Unknown or Different Facts or Law. The parties acknowledge that they may discover facts or law different from, or in addition to, the facts or law they know or believe to exist with respect to a Released Claim. They agree, nonetheless, that this Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or law, with the exception of any act by the Executive of active and deliberate dishonesty, with actual dishonest purpose and intent.

7. Knowing and Voluntary Agreement. Executive acknowledges that he has read and understands this Agreement, that he has been advised to consult with an attorney regarding this Agreement, and that he has received all advice he deems necessary prior to executing this Agreement. Executive acknowledges he has been given adequate time to consider whether to enter into this Agreement, and has taken as much of this time as he deems necessary to consider whether to enter into this Agreement. Executive acknowledges that he is entering into this Agreement freely and voluntarily and without coercion, duress, fraud or undue influence of any kind whatever.

8. No Admission of Liability. This Agreement is not an admission of liability on the part of REMEC, or any of the Releasees. This Agreement is not an admission directly, or by implication, that REMEC has violated any law, regulation, rule, or contractual right, or any other duty or obligation of any kind, including any duty or obligation owed to or allegedly owed to Executive.

9. Compliance with Older Workers’ Benefits Protection Act. The parties intend that the release contained above be a knowing and voluntary release of age discrimination claims arising under the Age Discrimination in Employment Act of 1967. In accordance with the requirements of the Older Workers’ Benefit Protection Act, the parties agree to the following provisions.

a. Executive has been advised to consult with an attorney regarding the terms of this Agreement, and he has received all legal counsel and advice he requires regarding this Agreement;

b. Executive has been given 21 days in which to consider whether to enter into this Agreement, and has taken as much of this time as he deems necessary; and

c. This Agreement shall not become binding or effective until the eighth day following Executive’s execution of it (the “Effective Date”). Until the Effective Date, Executive may revoke this Agreement by delivering a written notice of revocation that is received on behalf of REMEC by the President of REMEC, Inc., Thomas Waechter, on or before the Effective Date. In the event Executive invokes his right of revocation as provided herein, REMEC shall have no further obligations to Executive under this Agreement.

10. Promise Not to Prosecute. The parties agree that they will not prosecute or allow to be prosecuted on their behalf, in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this Agreement, except for the payments and benefits described in this Agreement, the released parties will be absolutely, unconditionally and forever discharged of and from all obligations as set forth above. The parties agree that in the event any released claim is instituted, this Agreement shall constitute an affirmative defense to such claim sufficient to warrant the immediate dismissal, with prejudice, of such claim.

11. Nondisparagement. The parties shall not make any negative, derogatory or disparaging statements, publications or comments, regarding each other. This specifically includes, but is not limited to, statements, publications or comments made about REMEC management that Executive had contact with during his employment with REMEC. This section shall in no way prevent the parties from testifying truthfully pursuant to an enforceable subpoena.

12. Nonsolicitation Of Employees. For a period of twelve (12) months following the Termination Date, the Executive will not, directly or indirectly, solicit any employee of REMEC or any of its subsidiaries, divisions or affiliates to terminate employment with such entity, or accept employment with any other entity.

13. Non-Assignment of Claims. The parties represent and warrant that they have the authority to enter into this Agreement on their own behalf and to bind all persons or entities that may claim through them. The parties represent and warrant that they have not assigned or transferred, or purported to assign or transfer, to any person or entity, any right or claim being hereby released.

14. Confidentiality. The parties agree that confidentiality is one of the most important terms of this Agreement, and that the terms of this Agreement are a private matter. The parties agree that they will not divulge or disclose the terms of this Agreement subject to the following:

a. Executive may disclose the terms of this Agreement as required by any governmental agency or to comply with a lawfully-issued subpoena or court order;

b. Executive may disclose the terms of this Agreement to his spouse so long as she is informed of Executive’s obligation to keep the Agreement confidential, and promises to comply with the terms of the Agreement; and

c. Executive may disclose the terms of this Agreement to his tax advisors and attorneys, but only to the extent that it is required for the rendering of professional services, so long as the person is informed of Executive’s obligation to keep this Agreement confidential prior to the disclosure of the information, and promises to comply with the terms of the Agreement.

d. REMEC may disclose the terms of this Agreement: (i) as required by any governmental agency or to comply with a lawfully-issued subpoena or court order, or (ii) to its tax advisors, auditors and attorneys, but only to the extent that it is required for the rendering of professional services, so long as the person is informed of REMEC’s obligation to keep this Agreement confidential prior to the disclosure of the information, and promises to comply with the terms of the Agreement.

15. Nondisclosure of Proprietary Information. Executive confirms that he will abide by the terms of the confidentiality provisions of all Non-Disclosure and Confidentiality Agreements entered into between himself and REMEC or by him on behalf of REMEC, and all similar obligations imposed by law. Executive understands that these obligations extend to the successors and assigns of REMEC, and that the obligation to maintain information as confidential extends even after the termination of his employment notwithstanding any other provision in this Agreement.

16. Cooperation. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

17. Return of REMEC Property. Except as provided in Section 3.3 above, all property of REMEC held by Executive, such as keys, credit cards, electronic equipment, memoranda, notes, lists, records or other documents (and all copies thereof), if any, concerning REMEC is the property of REMEC and shall be delivered by Executive to REMEC promptly after the Termination Date.

18. Waiver. No waiver by any party hereto of any breach of this Agreement by any other party shall operate or be construed as a waiver of any other or subsequent breach. No waiver by any party hereto of any breach of this Agreement by any other party hereto shall be effective unless it is in writing and signed by the party claimed to have waived such breach.

19. Modifications. This Agreement may be amended only by a written instrument executed by the parties hereto.

20. Binding Effect. This Agreement will be binding upon, and will inure to the benefit of the parties, and their respective successors and assigns, heirs, executors and administrators, if any.

21. Arbitration of Disputes. Any disputes between Executive and Releasees, arising out of or in any way connected to the terms of this Agreement, or the parties’ rights or obligations with respect to Executive’s termination from REMEC, shall be resolved by binding arbitration before a single arbitrator pursuant to the then current Employment Dispute Resolution

Rules of the American Arbitration Association. The arbitrators’ and administrative fees of arbitration shall be paid by REMEC. The parties hereby agree that any arbitration shall take place in San Diego County, California.

22. Headings and Ambiguities. The section headings used in this Agreement are for the convenience of the parties and shall not affect the interpretation or construction of any of the provisions hereof. Executive acknowledges that he has had the opportunity to consult with counsel regarding this Agreement, and fully negotiate the contents of this Agreement. Executive expressly waives any common law or statutory rule of construction that ambiguities are to be construed against the drafter of the Agreement, and Executive agrees that the language of this Agreement shall be in all cases construed as a whole, according to its fair meaning.

23. Integration. This Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties. It supersedes all prior understandings and agreements, both oral and written. There is no other agreement, written or oral, express or implied between the parties with respect to the subject matter hereof.

24. Severability. Should any court of competent jurisdiction determine that any term or provision of this Agreement is unenforceable, such term or provision shall be deemed to be deleted as though it had never been a part of this Agreement, and the validity, legality and enforceability of the remaining terms and provisions shall not be in any way affected or imperiled thereby.

25. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

[Signature page follows.]

26. Counterparts. This Agreement may be signed in counterparts by the parties in order to expedite the execution of the same.

The parties to this Agreement, with the benefit of representation and advice of counsel, have read the foregoing Agreement and fully understand each and every provision contained herein, and intend to be bound by all of the terms of this Agreement.

Dated: June 23, 2004	By:	/s/ H. Clark Hickock
H. Clark Hickock

Dated: June 23, 2004		REMEC, INC.
a California corporation

	By:	/s/ Thomas H. Waechter
Thomas H. Waechter
	Its:	President and Chief Operating Officer